Exhibit 10.28

SORRENTO THERAPEUTICS, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

(as amended through December 12, 2012)

Non-employee members of the board of directors (the “Board”) of Sorrento Therapeutics, Inc. (the “Company”), shall be eligible to receive cash and equity compensation (e.g., option grants) as set forth in this Independent Director Compensation Policy effective as of September 6, 2012 (the “Effective Date”) and amended as of December 12, 2012. The cash compensation and option grants described in this Independent Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or options, unless such Independent Director declines the receipt of such cash compensation or options by written notice to the Company. This Independent Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board.

1. Cash Compensation.

(a) Annual Retainers. Each Independent Director shall be eligible to receive an annual retainer of $25,000 for service on the Board. In addition, an Independent Director serving as:

(i) chairman of the Board shall be eligible to receive an additional annual retainer of $5,000 for such service;

(ii) chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $5,000 for such service;

(iii) chairman of the Compensation Committee shall be eligible to receive an additional annual retainer of $5,000 for such service; and

(iv) chairman of the Science Committee shall be eligible to receive an additional annual retainer of $5,000 for such service.

The annual retainers shall be paid by the Company in quarterly installments or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.

(b) Additional Cash Compensation. In the event the Board determines that an Independent Director’s service to the Company in such capacity at any time requires extraordinary efforts, such Independent Director shall be eligible to receive additional compensation as may be approved by the Board in connection with such additional service.

2. Equity Compensation. The options described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2009 Stock Incentive Plan (as amended from time to time, the “2009 Plan”) and shall be granted subject to the execution and delivery of option agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such options and such other terms as may be required by the 2009 Plan.

(a) Initial Options. A person who is an Independent Director on the Effective Date, or who is initially elected or appointed to the Board following the Effective Date, and who is an Independent Director at the time of such initial election or appointment, shall be eligible to receive a non-

qualified stock option to purchase 400,000 shares of common stock (subject to adjustment as provided in the 2009 Plan) (provided that such award shall be 450,000 shares of common stock if the Independent Director is also serving as the chairman of the Board as of the Effective Date or as of the date of such initial election or appointment) as soon as practicable following the Effective Date or on the date of such initial election or appointment, as applicable (each, an “Initial Option”).

(b) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option grant pursuant to clause 2(a) above.

(c) Terms of Options Granted to Independent Directors

(i) Exercise Price. The per share exercise price of each option granted to an Independent Director shall equal 100% of the Fair Market Value (as defined in the 2009 Plan) of a share of common stock on the date the option is granted.

(ii) Vesting. Unless otherwise determined by the Board, Initial Options granted to Independent Directors shall become exercisable in forty-eight equal monthly installments on the last day of each one-month period of service following the date of the Initial Option grant (or, with respect to the Initial Options granted to those individuals who were Independent Directors as of the Effective Date, following September 6, 2012), such that each Initial Option shall be 100% vested on the fourth anniversary of the date of grant (or, with respect to the Initial Options granted to those individuals who were Independent Directors as of the Effective Date, on September 6, 2016), subject to the director’s continuing service on the Board through such dates. The term of each option granted to an Independent Director shall be ten years from the date the option is granted. No portion of an option which is unexercisable at the time of an Independent Director’s termination of service to the Company shall thereafter become exercisable. Initial Options shall vest in the event of a Change in Control (as defined in the 2009 Plan).

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